Exhibit 23.2
Consent of Independent Auditors

The Board of Directors
Darling Ingredients Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-170668 and 333-192004), Form S-4 (No. 333-131494), and Form S-8 (Nos. 333-125875, 333-181786, 33-99868, and 33-99866) on Form 10-K of Darling Ingredients Inc. of our report dated February 9, 2015, with respect to the consolidated balance sheets of Diamond Green Diesel Holdings LLC and subsidiary as December 31, 2014 and 2013, and the related consolidated statements of income, members' equity, and cash flows for each of the years in the two-year period ended December 31, 2014, not included herein, which report appears in the January 3, 2015 annual report on Form 10-K of Darling Ingredients Inc.

/s/ KPMG LLP

San Antonio, Texas
March 4, 2015